EXHIBIT 99.1

RockTenn Reports First Quarter Fiscal 2014 Earnings Up 27% Over the Prior Year Quarter

NORCROSS, Ga., Jan. 28, 2014 (GLOBE NEWSWIRE) -- RockTenn (NYSE:RKT) today reported earnings for the quarter ended December 31, 2013 of $1.50 per diluted share and adjusted earnings of $1.66 per diluted share. Adjusted earnings per diluted share increased 23% over the prior year quarter.

	Three Months	Three Months
	Ended	Ended
	December 31,	December 31,
	2013	2012

Earnings per diluted share	$1.50	$1.18

Restructuring and other costs and operating losses and transition costs due to plant closures	0.16	0.17

Adjusted earnings per diluted share	$1.66	$1.35

First Quarter Results

  Net sales of $2,363 million for the first quarter of fiscal 2014 increased $76 million compared to the first quarter of fiscal 2013. Segment income of $235 million increased $26 million or 13% over the prior year quarter.
  RockTenn's restructuring and other costs and operating losses and transition costs due to plant closures for the first quarter of fiscal 2014 were $0.16 per diluted share after-tax. These costs primarily consisted of $10 million of pre-tax facility closure charges and $7 million of pre-tax acquisition and integration costs. The pre-tax facility closure charges primarily consisted of equipment impairments and carrying costs for facilities acquired in the Smurfit-Stone acquisition.

Chief Executive Officer's Statement

RockTenn Chief Executive Officer, Steve Voorhees, stated, "The success of our team in executing our strategy drove our 23% increase in adjusted earnings per share over the prior year quarter. We used our cash flow in the quarter to buy back $53 million of RockTenn stock, acquire NPG for $60 million, pay dividends of $26 million and reduce our leverage ratio from 1.95 to 1.84 times. We expect to continue to improve our business performance and generate strong free cash flow during the remainder of fiscal 2014."

Segment Results

In the first quarter of fiscal 2014, we announced a realignment of our operating responsibilities and a related change to our segments for financial reporting purposes. The changes primarily reflect the creation of a Merchandising Displays segment which was removed from the Consumer Packaging segment. We have reclassified prior results to the extent presented herein and we filed a Current Report on Form 8-K with the SEC on December 17, 2013, to present reclassified historical information in accordance with our new reportable segment structure.

Mill and Converting Tons Shipped

Corrugated Packaging segment shipments of approximately 1,814,000 tons decreased approximately 3.6% or approximately 67,000 tons compared to the prior year quarter due to lower customer demand for containerboard and corrugated containers. In the quarter, we took approximately 250,000 tons of downtime including approximately 157,000 tons of economic downtime and slowbacks. Consumer Packaging segment shipments of approximately 378,000 tons increased 2.6% or approximately 10,000 tons compared to the prior year quarter primarily due to higher converting shipments.

Corrugated Packaging Segment

Corrugated Packaging segment net sales increased $62 million to $1,652 million and segment income increased $20 million to $158 million in the first quarter of fiscal 2014 compared to the prior year quarter. The increased sales and earnings are primarily related to higher selling prices which were partially offset by lower volumes and higher commodity and other costs. Corrugated Packaging segment EBITDA margin was 16.3% for the first quarter of fiscal 2014 up 90 basis points over the prior year quarter.

Consumer Packaging Segment

Consumer Packaging segment net sales increased $19 million and segment income increased $3 million in the first quarter of fiscal 2014 compared to the prior year quarter. Segment income was impacted primarily by higher selling prices and converting volumes which were partially offset by higher commodity and other costs. Consumer Packaging segment EBITDA margin was 16.9% for the first quarter of fiscal 2014, essentially flat compared to the prior year quarter.

Merchandising Displays Segment

Merchandising Displays segment net sales increased $23 million over the prior year first quarter to $185 million primarily due to higher volumes. Segment income increased $8 million in the first quarter of fiscal 2014 compared to the prior year quarter primarily due to the impact of higher volumes. Merchandising Displays segment EBITDA margin was 11.9% for the first quarter of fiscal 2014 up 290 basis points over the prior year quarter.

Recycling Segment

Recycling segment net sales decreased $27 million over the prior year first quarter to $100 million primarily as the impact of lower volumes due primarily to soft export markets for recovered fiber and several collection facility closures which were partially offset by increased selling prices. Segment income decreased $4 million in the first quarter of fiscal 2014 compared to the prior year quarter primarily due to impact of lower volumes and market conditions which were partially offset by the impact of cost structure improvements.

Cash Provided From Operating, Financing and Investing Activities

Cash provided by operations was $305 million in the first quarter of fiscal 2014 up $27 million compared to the prior year quarter, after pension funding in excess of expense of $35 million. We reduced net debt (as defined) by $80 million in the December quarter to $2.73 billion and at December 31, 2013, our Leverage Ratio (as defined) was 1.84 times. Total debt was $2.75 billion at December 31, 2013. We invested $101 million in capital expenditures, repurchased $53 million of shares, returned $26 million in dividends to our shareholders and acquired NPG Holding, Inc., a specialty display company, for $60 million.

Conference Call

We will host a conference call to discuss our results of operations for the first quarter of fiscal 2014 and other topics that may be raised during the discussion at 9:00 a.m., Eastern Time, on January 29, 2014. The conference call will be webcast live with an accompanying slide presentation, along with a copy of this press release, at www.rocktenn.com.

Investors who wish to participate in the webcast via teleconference should dial 888-790-4710 (inside the U.S.) or 773-756-0961 (outside the U.S.) at least 15 minutes prior to the start of the call and enter the passcode ROCKTENN. Replays of the call will be available through February 12, 2014 and can be accessed at 866-351-2785 (U.S. callers) and 203-369-0055 (outside the U.S.).

About RockTenn

RockTenn (NYSE:RKT) is one of North America's leading integrated manufacturers of corrugated and consumer packaging. RockTenn's 26,000 employees are committed to exceeding their customers' expectations – every time. The Company operates locations in the United States, Canada, Mexico, Chile and Argentina. For more information, visit www.rocktenn.com.

Cautionary Statements

Statements in this release that do not relate strictly to historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on our current expectations, beliefs, plans or forecasts and use words such as will, estimate, anticipate, project, intend, or expect, or refer to future time periods, and include statements made in this report regarding, among other things our belief that we expect to continue to improve our business performance and generate strong free cash flow during the remainder of fiscal 2014. These statements are subject to certain risks and uncertainties including with respect to our expectations regarding economic, competitive and market conditions generally; expected volumes and price levels of purchases by customers; fiber and energy costs; costs associated with facility closures; competitive conditions in our businesses and possible adverse actions of our customers, our competitors and suppliers. These expectations are based on assumptions that management believes are reasonable; however, undue reliance should not be placed on these forward-looking statements because these risks and uncertainties could cause actual results to differ materially from those contained in any forward-looking statements. There are many other factors and uncertainties that impact these forward-looking statements that we cannot predict accurately, including our ability to achieve benefits from the Smurfit-Stone acquisition, including synergies, performance improvements and successful implementation of capital projects. Further, our business is subject to a number of general risks that would affect any such forward-looking statements including, among others, decreases in demand for our products; increases in energy, raw materials, shipping and capital equipment costs; reduced supply of raw materials; fluctuations in selling prices and volumes; intense competition; the potential loss of certain key customers; changes in environmental and other governmental regulation; and adverse changes in general market and industry conditions. These risks are more particularly described in our filings with the Securities and Exchange Commission, including under the caption "Business―Forward-Looking Information" and "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended September 30, 2013. The information contained in this release speaks as of the date hereof and we do not undertake any obligation to update this information as future events unfold.

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	FOR THE THREE MONTHS ENDED
	December 31,	December 31,
	2013	2012

NET SALES	$ 2,362.6	$ 2,287.1

Cost of Goods Sold	1,914.8	1,877.6

Gross Profit	447.8	409.5
Selling, General and Administrative Expenses	234.8	223.0
Restructuring and Other Costs, net	17.6	16.1

Operating Profit	195.4	170.4
Interest Expense	(24.0)	(29.1)
Loss on Extinguishment of Debt	--	(0.2)
Interest Income and Other Income (Expense), net	(0.8)	--
Equity in Income of Unconsolidated Entities	1.7	0.6

INCOME BEFORE INCOME TAXES	172.3	141.7

Income Tax Expense	(61.7)	(54.8)

CONSOLIDATED NET INCOME	110.6	86.9

Less: Net Income Attributable to Noncontrolling Interests	(0.9)	(0.9)

NET INCOME ATTRIBUTABLE TO ROCK-TENN COMPANY SHAREHOLDERS	$ 109.7	$ 86.0

Computation of diluted earnings per share under the two-class method (in millions, except per share data):

Net income attributable to Rock-Tenn Company shareholders	$ 109.7	$ 86.0
Less: Distributed and undistributed income available to participating securities	(0.1)	--
Distributed and undistributed income available to Rock-Tenn Company shareholders	$ 109.6	$ 86.0

Diluted weighted average shares outstanding	73.3	72.7

Diluted earnings per share	$ 1.50	$ 1.18

ROCK-TENN COMPANY
SEGMENT INFORMATION
(UNAUDITED)
(IN MILLIONS)

	FOR THE THREE MONTHS ENDED
	December 31,	December 31,
	2013	2012

NET SALES:

Corrugated Packaging	$ 1,651.9	$ 1,589.8
Consumer Packaging	472.1	452.8
Merchandising Displays	184.6	161.9
Recycling	99.6	126.8
Intersegment Eliminations	(45.6)	(44.2)

TOTAL NET SALES	$ 2,362.6	$ 2,287.1

SEGMENT INCOME:

Corrugated Packaging	$ 157.7	$ 137.6
Consumer Packaging	57.6	54.9
Merchandising Displays	19.3	11.8
Recycling	0.1	4.3

TOTAL SEGMENT INCOME	$ 234.7	$ 208.6

Restructuring and Other Costs, net	(17.6)	(16.1)
Non-Allocated Expenses	(20.0)	(21.5)
Interest Expense	(24.0)	(29.1)
Loss on Extinguishment of Debt	--	(0.2)
Interest Income and Other Income (Expense), net	(0.8)	--

INCOME BEFORE INCOME TAXES	$ 172.3	$ 141.7

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(IN MILLIONS)

	FOR THE THREE MONTHS ENDED
	December 31,	December 31,
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$ 110.6	$ 86.9

Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	143.2	138.1
Deferred income tax expense	51.5	50.2
Loss on extinguishment of debt	--	0.2
Share-based compensation expense	9.5	6.8
(Gain) loss on disposal of plant and equipment and other, net	(2.0)	0.7
Equity in income of unconsolidated entities	(1.7)	(0.6)
Pension and other postretirement funding more than expense	(35.2)	(12.8)
Impairment adjustments and other non-cash items	4.1	2.7
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	171.0	74.7
Inventories	4.2	(49.2)
Other assets	(12.6)	11.0
Accounts payable	(76.6)	(31.8)
Income taxes	(7.6)	(8.3)
Accrued liabilities and other	(53.9)	8.9

NET CASH PROVIDED BY OPERATING ACTIVITIES	304.5	277.5

INVESTING ACTIVITIES:

Capital expenditures	(100.6)	(92.0)
Cash paid for purchase of businesses, net of cash acquired	(60.0)	--
Return of capital from unconsolidated entities	0.2	0.4
Proceeds from sale of property, plant and equipment	3.3	2.6
Proceeds from property, plant and equipment insurance settlement	2.7	--

NET CASH USED FOR INVESTING ACTIVITIES	(154.4)	(89.0)

FINANCING ACTIVITIES:

Additions to revolving credit facilities	20.0	31.8
Repayments of revolving credit facilities	(21.9)	(14.5)
Additions to debt	46.6	150.1
Repayments of debt	(131.6)	(326.9)
Debt issuance costs	--	(1.3)
Issuances of common stock, net of related minimum tax withholdings	(5.9)	(4.8)
Purchases of common stock	(53.0)	--
Excess tax benefits from share-based compensation	10.2	4.4
Repayments to unconsolidated entity	(0.2)	--
Cash dividends paid to shareholders	(25.8)	(32.1)
Cash distributions to noncontrolling interests	(0.1)	(1.3)

NET CASH USED FOR BY FINANCING ACTIVITIES	(161.7)	(194.6)

Effect of exchange rate changes on cash and cash equivalents	(0.2)	(0.1)

DECREASE IN CASH AND CASH EQUIVALENTS	(11.8)	(6.2)

Cash and cash equivalents at beginning of period	36.4	37.2

Cash and cash equivalents at end of period	$ 24.6	$ 31.0

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Income taxes, net of refunds	$ 7.4	$ 8.4
Interest, net of amounts capitalized	6.4	9.3

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(IN MILLIONS)

	December 31,	September 30,
	2013	2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 24.6	$ 36.4
Restricted cash	9.2	9.3
Accounts receivable (net of allowances of $22.8 and $26.8)	981.2	1,134.9
Inventories	925.3	937.9
Other current assets	326.5	297.9

TOTAL CURRENT ASSETS	2,266.8	2,416.4

Property, plant and equipment at cost:
Land and buildings	1,195.5	1,203.1
Machinery and equipment	6,565.1	6,467.8
Transportation equipment	14.5	13.8
Leasehold improvements	24.7	24.7
	7,799.8	7,709.4
Less accumulated depreciation and amortization	(2,256.8)	(2,154.7)
Net property, plant and equipment	5,543.0	5,554.7
Goodwill	1,887.2	1,862.1
Intangibles, net	691.2	699.4
Other assets	203.2	200.8

TOTAL ASSETS	$ 10,591.4	$ 10,733.4
LIABILITIES AND EQUITY
CURRENT LIABILITES:
Current portion of debt	$ 3.2	$ 2.9
Accounts payable	738.3	802.1
Accrued compensation and benefits	183.2	249.0
Other current liabilities	203.5	189.4

TOTAL CURRENT LIABILITIES	1,128.2	1,243.4

Long-term debt due after one year	2,750.3	2,841.9
Pension liabilities	932.5	975.2
Postretirement medical liabilities	115.9	118.3
Deferred income taxes	1,132.3	1,063.1
Other long-term liabilities	166.9	165.4
Redeemable noncontrolling interests	14.0	13.3

Total Rock-Tenn Company shareholders' equity	4,350.8	4,312.3
Noncontrolling interests	0.5	0.5
Total Equity	4,351.3	4,312.8

TOTAL LIABILITIES AND EQUITY	$ 10,591.4	$ 10,733.4

Rock-Tenn Company Quarterly Statistics

Key Financial Statistics
(In Millions, Unless Otherwise Specified)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year

Net Income Attributable to Rock-Tenn Company Shareholders
2012	$ 76.7	$ 31.9	$ 58.2	$ 82.3	$ 249.1
2013	86.0	324.7	140.1	176.5	727.3
2014	109.7

Diluted Earnings per Share
2012	$ 1.06	$ 0.44	$ 0.81	$ 1.14	$ 3.45
2013	1.18	4.45	1.91	2.40	9.95
2014	1.50

Depreciation & Amortization
2012	$ 132.7	$ 132.6	$ 131.4	$ 137.6	$ 534.3
2013	138.1	139.2	132.4	142.5	552.2
2014	143.2

Capital Expenditures
2012	$ 81.6	$ 120.6	$ 146.1	$ 104.1	$ 452.4
2013	92.0	102.0	113.1	133.3	440.4
2014	100.6

Mill System Operating Rates
2012	96.4%	90.6%	92.4%	97.7%	94.3%
2013	97.6%	96.1%	98.2%	97.1%	97.2%
2014	90.4%

Rock-Tenn Company Quarterly Statistics

Segment Operating Statistics
(Sales and Income In Millions, Shipments in Thousands of Tons Unless Otherwise Specified)

	1st Quarter		2nd Quarter		3rd Quarter		4th Quarter		Fiscal Year
Corrugated Packaging Segment Net Sales
2012	$ 1,522.2		$ 1,504.7		$ 1,545.3		$ 1,597.2		$ 6,169.4
2013	1,589.8		1,608.2		1,719.3		1,744.4		6,661.7
2014	1,651.9

Corrugated Packaging Intersegment Net Sales
2012	$ 32.3		$ 30.4		$ 29.4		$ 30.2		$ 122.3
2013	28.6		28.9		27.2		30.9		115.6
2014	29.7

Corrugated Packaging Segment Income
2012	$ 109.7	(1)	$ 75.3	(2)	$ 73.5	(3)	$ 112.7	(4)	$ 371.2
2013	137.6		107.6		196.1		237.5		678.8
2014	157.7

Return On Sales
2012	7.2%	(1)	5.0%	(2)	4.8%	(3)	7.1%	(4)	6.0%
2013	8.7%		6.7%		11.4%		13.6%		10.2%
2014	9.5%

Corrugated Packaging Segment Shipments (5)
2012	1,858.8		1,839.2		1,901.3		1,982.0		7,581.3
2013	1,880.7		1,869.5		1,935.2		1,934.3		7,619.7
2014	1,813.9

Corrugated Container Shipments - BSF (6)
2012	19.0		19.1		19.5		19.7		77.3
2013	19.2		18.9		19.7		19.3		77.1
2014	18.6

Corrugated Container Per Shipping Day - MMSF (6)
2012	317.0		298.1		309.1		312.9		309.1
2013	313.9		305.2		308.5		306.0		308.4
2014	304.3
(1) Excludes $0.4 million of inventory step-up expense.
(2) Excludes $6.7 million of operating losses at the recently closed Matane, Quebec containerboard mill.
(3) Excludes $0.2 million of inventory step-up expense.
(4) Excludes $0.2 million of inventory step-up expense.
(5) Corrugated Packaging Segment Shipments is a tons equivalent which includes external and intersegment shipments from our Corrugated mills and of Corrugated Container Shipments converted from BSF to tons.
(6) MMSF - millions of square feet and BSF - billons of square feet and is included in the Corrugated Packaging Segment Shipments on a converted basis.

Rock-Tenn Company Quarterly Statistics

Segment Operating Statistics
(Sales and Income In Millions, Shipments in Thousands of Tons Unless Otherwise Specified)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year
Consumer Packaging Segment Net Sales
2012	$ 464.9	$ 484.1	$ 473.9	$ 496.4	$ 1,919.3
2013	452.8	468.3	482.1	495.5	1,898.7
2014	472.1

Consumer Packaging Intersegment Net Sales
2012	$ 6.9	$ 6.1	$ 5.3	$ 7.6	$ 25.9
2013	5.1	5.4	5.2	9.4	25.1
2014	5.7

Consumer Packaging Segment Income
2012	$ 62.0	$ 64.5	$ 69.7	$ 81.0	$ 277.2
2013	54.9	50.5	59.1	66.8	231.3
2014	57.6

Return on Sales
2012	13.3%	13.3%	14.7%	16.3%	14.4%
2013	12.1%	10.8%	12.3%	13.5%	12.2%
2014	12.2%

Consumer Packaging Segment Shipments (1)
2012	370.3	377.6	384.0	382.2	1,514.1
2013	368.5	380.1	396.2	403.0	1,547.8
2014	378.1

Consumer Packaging Converting Shipments - BSF (2)
2012	5.0	5.2	5.1	5.2	20.5
2013	4.9	5.2	5.3	5.3	20.7
2014	5.0

Consumer Packaging Converting Per Shipping Day - MMSF (2)
2012	83.5	81.0	80.6	83.1	82.0
2013	81.0	83.9	82.3	84.3	82.9
2014	82.0
(1) Consumer Packaging Segment Shipments is a tons equivalent which includes external and intersegment shipments from our Consumer mills and Consumer Packaging Converting Shipments converted from BSF to tons. Includes gypsum paperboard liner tons by Seven Hills Paperboard LLC, our unconsolidated joint venture with Lafarge North America, Inc.
(2) MMSF - millions of square feet and BSF - billons of square feet and is included in the Consumer Packaging Segment Shipments on a converted basis.

Rock-Tenn Company Quarterly Statistics

Segment Operating Statistics
(Sales and Income In Millions, Shipments in Thousands of Tons Unless Otherwise Specified)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year
Merchandising Displays Segment Net Sales
2012	$ 159.1	$ 168.0	$ 158.5	$ 170.4	$ 656.0
2013	161.9	162.1	166.4	184.2	674.6
2014	184.6

Merchandising Displays Intersegment Net Sales
2012	$ 3.7	$ 3.8	$ 3.7	$ 3.4	$ 14.6
2013	4.2	3.9	4.2	4.8	17.1
2014	4.4

Merchandising Displays Segment Income
2012	$ 18.3	$ 20.0	$ 14.1	$ 17.9	$ 70.3
2013	11.8	12.7	17.2	22.7	64.4
2014	19.3

Return on Sales
2012	11.5%	11.9%	8.9%	10.5%	10.7%
2013	7.3%	7.8%	10.3%	12.3%	9.5%
2014	10.5%

Recycling Segment Net Sales
2012	$ 171.0	$ 172.3	$ 170.0	$ 137.2	$ 650.5
2013	126.8	130.7	123.6	113.0	494.1
2014	99.6

Recycling Intersegment Net Sales
2012	$ 6.6	$ 5.9	$ 6.1	$ 6.2	$ 24.8
2013	6.3	6.2	6.5	6.9	25.9
2014	5.8

Recycling Segment Income
2012	$ 3.5	$ 4.2	$ 2.2	$ (2.8)	$ 7.1
2013	4.3	3.5	2.0	4.6	14.4
2014	0.1

Return on Sales
2012	2.0%	2.4%	1.3%	(2.0)%	1.1%
2013	3.4%	2.7%	1.6%	4.1%	2.9%
2014	0.1%

Fiber Reclaimed and Brokered
2012	2,064.5	1,996.9	2,039.7	2,014.5	8,115.6
2013	1,945.0	1,802.5	1,819.2	1,826.6	7,393.3
2014	1,562.5

Non-GAAP Financial Measures and Reconciliations

We have included financial measures that are not prepared in accordance with GAAP. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. Below, we define the non-GAAP financial measures, provide a reconciliation of each non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP, and discuss the reasons that we believe this information is useful to management and may be useful to investors. These measures may differ from similarly captioned measures of other companies in our industry. The following non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such.

Net Debt

We have defined the non-GAAP measure "net debt" to include the aggregate debt obligations reflected in our consolidated balance sheet, less the hedge adjustments resulting from fair value interest rate derivatives or swaps, if any, and the balance of our cash and cash equivalents.

Our management uses net debt, along with other factors, to evaluate our financial condition. We believe that net debt is an appropriate supplemental measure of financial condition because it provides a more complete understanding of our financial condition before the impact of our decisions regarding the appropriate use of cash and liquid investments. Set forth below is a reconciliation of net debt to the most directly comparable GAAP measures, Current Portion of Debt and Long-term Debt Due After One Year for the current quarter and the prior quarter.

(In Millions)	December 31,	September 30,
	2013	2013

Current Portion of Debt	$3.2	$2.9
Long-Term Debt Due After One Year	2,750.3	2,841.9
Total Debt	2,753.5	2,844.8
Less: Cash and Cash Equivalents	(24.6)	(36.4)
Net Debt	$2,728.9	$2,808.4

Segment EBITDA Margins

Our management uses "Segment EBITDA Margins", along with other factors, to evaluate our segment performance against our peers. Management believes that investors also use this measure to evaluate our performance relative to our peers.

Set forth below is a reconciliation of Segment EBITDA margins to the most directly comparable GAAP measures, Segment Income and Segment Net Sales for the quarter ending December 31, 2013:

(In Millions, except percentages)

	Corrugated Packaging	Consumer Packaging	Merchandising Displays	Recycling	Corporate / Other	Consolidated

Segment Net Sales	$1,651.9	$472.1	$184.6	$99.6	$(45.6)	$2,362.6

Segment Income	$157.7	$57.6	$19.3	$0.1		$234.7
Depreciation and Amortization	111.7	22.1	2.7	2.8	3.9	143.2
EBITDA	$269.4	$79.7	$22.0	$2.9

Segment EBITDA Margins	16.3%	16.9%	11.9%	2.9%

Credit Agreement EBITDA and Total Funded Debt

"Credit Agreement EBITDA" is calculated in accordance with the definition contained in our Credit Facility. Credit Agreement EBITDA is generally defined as Consolidated Net Income plus: consolidated interest expense, income taxes of the consolidated companies determined in accordance with GAAP, depreciation and amortization expense of the consolidated companies determined in accordance with GAAP, loss on extinguishment of debt and financing fees, certain non-cash and cash charges incurred, including certain restructuring and other costs, acquisition and integration costs, charges and expenses associated with the write-up of inventory acquired and other items.

"Total Funded Debt" is calculated in accordance with the definition contained in our Credit Facility. Total Funded Debt is generally defined as aggregate debt obligations reflected in our balance sheet, less the hedge adjustments resulting from terminated and existing fair value interest rate derivatives or swaps, if any, less certain cash, plus additional outstanding letters of credit not already reflected in debt and certain guarantees.

Our management uses Credit Agreement EBITDA and Total Funded Debt to evaluate compliance with our debt covenants and borrowing capacity available under our Credit Facility. Management believes that investors also use these measures to evaluate our compliance with our debt covenants and available borrowing capacity. Borrowing capacity is dependent upon, in addition to other measures, the "Credit Agreement Debt/EBITDA ratio" or the "Leverage Ratio," which is defined as Total Funded Debt divided by Credit Agreement EBITDA. As of the December 31, 2013 calculation, our Leverage Ratio was 1.84 times. Our maximum permitted Leverage Ratio under the Credit Facility at December 31, 2013 was 3.50 times.

Set forth below is a reconciliation of Credit Agreement EBITDA for the twelve months ended December 31, 2013, to the most directly comparable GAAP measure, Consolidated Net Income:

(In Millions)	Twelve Months
Ended
December 31, 2013

Consolidated Net Income	$756.2
Interest Expense, net	91.3
Income Taxes	(14.9)
Depreciation and Amortization	557.3
Additional Permitted Charges	134.8
Credit Agreement EBITDA	$1,524.7

Set forth below is a reconciliation of Total Funded Debt to the most directly comparable GAAP measures, Current portion of debt and Long-term debt due after one year:

(In Millions, except ratio)	December 31,
2013

Current Portion of Debt	$3.2
Long-Term Debt Due After One Year	2,750.3
Total Debt	2,753.5
Plus: Letters of Credit, Guarantees and Other Adjustments	55.9
Total Funded Debt	$2,809.4

Credit Agreement EBITDA for the Twelve Months Ended December 31, 2013	$1,524.7

Leverage Ratio	1.84

Adjusted Net Income and Adjusted Earnings per Diluted Share

We also use the non-GAAP measures "adjusted net income" and "adjusted earnings per diluted share." Management believes these non-GAAP financial measures provide our board of directors, investors, potential investors, securities analysts and others with useful information to evaluate the performance of the Company because it excludes restructuring and other costs, net, and other specific items that management believes are not indicative of the ongoing operating results of the business. The Company and our board of directors use this information to evaluate the Company's performance relative to other periods. We believe that the most directly comparable GAAP measures to adjusted net income and adjusted earnings per diluted share are Net income attributable to Rock-Tenn Company shareholders and Earnings per Diluted Share, respectively. Set forth at the beginning of this press release is a reconciliation of adjusted earnings per diluted share to Earnings per diluted share. Set forth below is a reconciliation of adjusted net income to Net income attributable to Rock-Tenn Company shareholders:

	Three Months	Three Months
	Ended	Ended
	December 31,	December 31,
(In Millions)	2013	2012

Net income attributable to Rock-Tenn Company shareholders	$109.7	$86.0

Restructuring and other costs and operating losses and transition costs due to plant closures	12.2	12.0
Loss on extinguishment of debt	—	0.1

Adjusted net income	$121.9	$98.1
CONTACT: RockTenn
         John Stakel, SVP-Treasurer, 678-291-7901